Exhibit 23.0






      Consent of Independent Certified Public Accountants



The Stockholders and the
 Board of Directors
 Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 333-79740, No. 333-85056, 333-07083, and No. 333-
20823 on Forms S-8 and the Registration Statement Nos. 333-31129 and 333-76191 on Forms S-3 of Haven Bancorp, Inc. of our report dated January 27, 2000, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 Annual Report on Form 10-K of Haven Bancorp, Inc.


KPMG LLP

Melville, New York
March 30, 2000